Exhibit 10.21

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

STYRENE BASELOAD

SALE AND PURCHASE AGREEMENT

between

Dow Europe GmbH

and

Jubail Chevron Phillips Company

Dated: June 30, 2004

Styrene Baseload Sale And Purchase Agreement	Page i
(between JCP and Dow Europe)
Effective Date: June 30, 2004

Styrene Baseload Sale And Purchase Agreement	Page ii
(between JCP and Dow Europe)
Effective Date: June 30, 2004

Exhibit B Sample Calculations	B-1
Exhibit C Form of Guarantee (Dow)	C-1
Exhibit D Form of Guarantee (for SIIG and CPChem)	D-1

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(between JCP and Dow Europe)
Effective Date: June 30, 2004

STYRENE BASELOAD SALE AND PURCHASE AGREEMENT

This Styrene Baseload Sale And Purchase Agreement (this “Agreement”) is entered into and effective between the parties on June 30, 2004 A.D. by and between Jubail Chevron Phillips Company, a limited liability company holding Commercial Registration No. 2055005901, organized and existing under the laws and regulations of the Kingdom of Saudi Arabia with its head office at Jubail, Kingdom of Saudi Arabia (“JCP” or “Seller”), and Dow Europe GmbH, a limited liability company organized and existing under the laws of Switzerland, having its principal office at Bachtobelstrasse 3, 8810 Horgen (“Dow Europe” or “Buyer”).

WHEREAS, JCP is developing a project for the construction of a facility in Jubail, Kingdom of Saudi Arabia, for the anticipated production of styrene (among other things); and

WHEREAS, conditioned upon JCP obtaining the necessary approvals and financing for such project and that such project proceeds to successful completion, JCP desires to sell Styrene to Dow Europe on a long-term basis, and Dow Europe similarly desires to purchase Styrene from JCP, all in accordance with the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the above premises and the mutual undertakings herein contained, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions.

For the purposes of this Agreement, unless the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:

“Affiliate”	means in relation to a person, any other person Controlled by such first person or which is controlled by or under common Control with such first person.

“Annual Contract Quantity”	means [*****] per Contract Year, being pro-rated in respect of partial years, and except with respect to the Disengagement Period.

“Annual Nomination”	has the meaning established in Section 4.2.

“Annual Shortfall Quantities”	means the amount in metric tons by which the quantity of Styrene actually purchased by Buyer in a given Contract Year is less than the Annual Nomination.

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“Annual Shortfall Payment”	means [*****] in affect for the Month in question times the Annual Shortfall Quantities, net of any Monthly Shortfall Payments for the Contract Year in question.

“Business Day”	means a day in the capital city of the relevant country on which commercial banks are open for normal business excluding Thursday and Friday in the case of Seller, and excluding Saturday and Sunday in the case of Buyer.

“Change of Control”	A change of control shall occur when there is a change of control of either Party by sale of stock or any other means, when the new controlling entity is one of the three largest global producers or the largest Asian producer of polystyrene at the time of the change.

“Commencement Date”	means the date on which Seller’s Plant is ready for commercial production of Styrene meeting Specification. This date shall be no earlier than April 1, 2007 and no later than April 1, 2008. Seller shall give Buyer 24 months advance notice of the anticipated Commencement Date and shall update Buyer with any changes thereto.

“Confidential Information”	means data, know-how, methods, processes, specifications or instructions that are not subject to the terms of other written agreements and shall include proprietary business information of a technical or non-technological nature, including financial information. Such Confidential Information also may include, but is not limited to, physical, compositional and performance specifications, manufacturing conditions, machinery, chemical applications, laboratory instruments, laboratory methods of analysis, interpretation of laboratory results, processes, techniques, technologies, and manufacturing methods, whether or not speculative or experimental in nature, including business and technical information, Such information, if communicated orally, shall be considered Confidential Information if notice is given to the recipient that the information is confidential or if, due to the nature of the information, a reasonable person would understand the information to be confidential.

“Contract Period”	has the meaning established in Section 2.1.

“Contract Year”	means the period beginning at 0000 hours (Greenwich Mean Time) on January 1st of any calendar year and ending at 2400 hours (Greenwich Mean Time) on December 31st of the same calendar year during the Contract Period.

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“Control”	means in relation to either Party, the right of a person or persons acting together, whether in law or in fact, to secure by means of the holding of shares bearing at least 50% of the voting rights attaching to all the voting interests in that Party, or by having the power to control the composition of the board of directors of that Party so that all or a substantial proportion of the affairs of that Party are conducted in accordance with the wishes of that person or persons and “Controlled” shall be construed accordingly.

“Delivery Location”	means the ship’s rail at Jubail Industrial Port, Kingdom of Saudi Arabia, or at such other location or locations as may be mutually agreed between the Parties from time to time.

“Disengagement Period”	[*****]

“Excusing Conditions”	means with respect to Buyer, Force Majeure events as provided in Article 9, Seller’s failure to deliver Styrene, Seller’s failure to deliver Styrene meeting Specification, or other fault of Seller; and

means with respect to Seller, Force Majeure events as provided in Article 9, Buyer’s failure to purchase Styrene meeting Specification, or other fault of Buyer.

“Firm Monthly Nomination”	has the meaning established in Section 4.1

“FOB”	has the meaning ascribed to it in Incoterms 2000.

“LIBOR”	means, in relation to any unpaid sum, the rate per annum calculated as the arithmetic mean (rounded to the nearest .0001 percentage point) of the offered rates for deposits in US Dollars for a one-month period that appear on the Reuters Screen LIBOR Page as of 11:00 AM, London time, on the day that is two banking days preceding the payment due date.

“Location Differential”	means the differential expressed in U.S. dollars per metric ton agreed upon annually for the Secondary Delivery Locations as defined in the Exchange Agreement.

“Maximum Monthly Nomination”	[*****]

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“Minimum Monthly Nomination”	means that amount which is equal to the Annual Nomination for the Contract Year in question [*****] subject to any Excusing Conditions then existing. However, in calculating the Minimum Monthly Nomination [*****]

“Month”	means the period beginning at 0000 hours (Greenwich Mean Time) on the first day in any calendar month and ending at 2400 hours (Greenwich Mean Time) on the last day of the same calendar month.

“Monthly Nomination”	means the amount as nominated by Buyer for anticipated purchase of Styrene as further described in Section 4.1

“Monthly Shortfall Payment”	means (i) [*****] effect for the Month in question times the Monthly Shortfall Quantities or (ii) in the event Seller is able to sell the Monthly Shortfall Quantities in the same Month for which the Firm Monthly Nomination applies [*****]

“Monthly Shortfall Quantities”	means the amount in metric tons by which the quantity of Styrene actually purchased by Buyer in a given Contract Month is less than the Minimum Monthly Nomination. However, in the event that the Firm Monthly Nomination is greater than the Minimum Monthly Nomination, then Monthly Shortfall Quantities shall mean the amount in metric tons by which the quantity of Styrene actually purchased by Buyer in a given Contract Month is less than the Firm Monthly Nomination.

“Metric Ton(s)”	means 2204.62 pounds.

“Net Realization”	means the net proceeds received by Seller in connection with the sale to third parties of Monthly Shortfall Quantities, after deduction of all costs of sale including freight, marketing fees, terminating, carrying cost of credit terms [*****] and inspection fees.

“Nominated Plants”	means the following plants of Buyer or its Affiliates located in the Asia Pacific region: Tsing Yi and Merak, plus any additional plants in the Asia Pacific region which Buyer may construct or acquire during the Contract Period, which consume or transform styrene monomer.

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“Nominated Plants Capacity”	means the total design capacity of the Nominated Plants, which is equal to [*****] per year as of the date of execution of this Agreement. However, this amount may be increased during the Contract Period as a result of any additions or expansions to any of the Nominated Plants. In the event that the capacity of the Nominated Plants is reduced at any time during the Contract Period, the Nominated Plants Capacity shall be accordingly reduced for the same amount up to a maximum reduction of [*****] of the then current Nominated Plant Capacity, but in no event shall the number be reduced below [*****].

“Off-Spec Styrene”	means Styrene which fails to meet Specification.

“Party”	means either Seller or Buyer individually and “Parties” shall mean Seller and Buyer collectively.

“Seller’s Plant”	means the facilities of Seller for the manufacture of styrene located in Jubail, Kingdom of Saudi Arabia, with an estimated effective capacity of [*****].

“Styrene”	means styrene meeting Specification produced at Seller’s Plant.

“Styrene Price”	has the meaning established in Section 5.1.

“Specification”	means the Buyer’s quality specifications relating to Styrene as set forth in Exhibit A attached hereto and as modified from time to time by mutual agreement between the parties.

Section 1.2. Interpretation.

In this Agreement, unless the contrary is indicated:

1.2.1	“person” includes any individual, company, proprietorship, body corporate or unincorporated, or other juridical person, partnership (whether or not having separate legal personality), firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any of the foregoing and also includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.2	“Section” or “Exhibit” is a reference to a Section of or an Exhibit to this Agreement and the Recitals and Exhibits to this Agreement shall be deemed to form part of this Agreement;

1.2.3	“includes” or “including” shall be without limitation;

1.2.4	an agreement or document is a reference to that agreement or document as from time to time supplemented, amended, substituted or novated (provided that Incoterms 2000 shall not be deemed to be so varied or replaced);

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Effective Date: June 30, 2004

1.2.5	headings are inserted for convenience only and shall not affect the construction of this Agreement; words importing the singular include the plural and vice versa and words importing a gender include the other genders;

1.2.6	a date or a period of time shall be deemed to be expressed in the Gregorian calendar;

1.2.7	the governing language of this Agreement is English;

1.2.8	in the event of any conflict between the express terms of this Agreement and the FOB Incoterm incorporated herein, the express terms of this Agreement shall apply; and

1.2.9	except insofar as this Agreement expressly provides that a third party may in his own right enforce a term of this Agreement, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (the “1999 Act”) to rely upon or enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the 1999 Act.

ARTICLE II

TERM AND TERMINATION

Section 2.1. Term.

The period for the sale and purchase of Styrene under this Agreement shall consist of: (i) the period beginning on the Commencement Date and ending ten (10) calendar years from that date (the “Primary Term”), plus any extension period thereafter (the “Extended Term”), followed by (ii) the Disengagement Period (the Primary Term, the Extended Term and the Disengagement Period shall be referred to collectively as the “Contract Period”). This Agreement shall continue automatically at the end of the Primary Term until terminated pursuant to Section 2.2 below. Notwithstanding the foregoing, Buyer has the option, exercisable in its sole discretion, to extend the Primary Term, in accordance with the following:

(i)	this option applies only in the event that circumstances arise (prior to the Seller’s Plant having achieved commercial production) under which the maximum loss provision of Section 3.2 has application and where such maximum loss has been reached;

(ii)	Buyer must provide Seller with notice, by no later than twenty-four months prior to the time when the Primary Term otherwise would expire, that Buyer is exercising this option;

(iii)	the length of the extension, to be specified in such notice, can be for as long as the amount of time which elapses between the date when the maximum loss is reached and the date when Seller’s Plant achieves commercial production; and

(iv)	Buyer may establish a new Annual Contract Quantity, to be specified in such notice and to be effective for the period of the extension, in any amount between [*****] per year.

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(between JCP and Dow Europe)
Effective Date: June 30, 2004

Section 2.2. Termination.

Except as expressly provided otherwise in this Agreement, neither Party has the right to terminate this Agreement prior to the end of the Primary Term, Notwithstanding the foregoing:

(a)	Seller may terminate this Agreement without incurring cost or liability in favor of Buyer in the event Seller does not obtain financing for the construction of Seller’s Plant within the thirty days following the execution of this Agreement; or

(b)	if Seller determines not to proceed with constructing Seller’s Plant, Seller may terminate this Agreement upon the payment to Buyer of a [*****] provided that Seller gives written notice of such termination to Buyer by no later than April 1, 2005.

Either Party may terminate this Agreement at the end of the Primary Term (followed by the Disengagement Period) by giving the other Party written notice of the termination at least twenty-four (24) Months prior to the end of the Primary Term. Following the expiration of the Primary Term, either Party may terminate this Agreement by giving the other Party written notice of the termination at least twenty-four (24) Months prior to the proposed commencement of the Disengagement Period. In either event, however, the Disengagement Period will commence at the end of the twenty-four month notice period, and this Agreement will terminate only at the conclusion of the Disengagement Period.

Section 2.3. Termination for Cause.

Either Party (“the First Party”) may terminate this Agreement with immediate effect by notice in writing to the other Party on or at any time after the occurrence of any of the following events in relation to any other Party (“the Second Party”):

2.3.1	if the Second Party commits a material breach of any of its material obligations under this Agreement and, where such breach is remediable, fails to remedy the same within thirty (30) days of being required by the First Party to do so, with the agreement between the Parties being that payment or performance by a guarantor of a Party pursuant to the guarantees attached hereto in Exhibit C shall not be construed to be a remedy of such Party’s breach; for the purposes of this Section 2.3.1, a breach shall be considered capable of remedy if time is not of the essence in performance of the obligation and if the Second Party can comply with the obligation within the thirty (30) day period;

2.3.2	if the Second Party becomes or is deemed to be insolvent or is unable to pay its debts (within the meaning of the Insolvency Act 1986);

2.3.3	if a petition is presented or meeting convened or resolution is passed for the purpose of winding up the Second Party or the Second Party enters into liquidation whether compulsorily or voluntarily or compounds with its creditors generally or has a receiver, receiver and manager administrator Or administrative receiver appointed over all or any part of its assets or any proposal is made for a company voluntary arrangement in respect of the Second Party;

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2.3.4	if the Second Party suffers an event of Force Majeure and the other Party is entitled to terminate this Agreement under Section 9;

2.3.5	if the Second Party experiences a Change of Control;

2.3.6	if the Seller (as the Second Party) implements a change in manufacturing process (from that which is contemplated at the time of executing this Agreement) at Seller’s Plant which causes (as determined by an arbitrator appointed pursuant to Section 12.2 hereof) the Styrene to infringe on the valid patents in effect in China, and Seller does not agree to hold Buyer harmless from the effects of such infringement;

2.3.7	if the Seller’s Plant has not reached commercial production by July 1, 2009 for any reasons other than Force Majeure as defined in Section 9.1, and Seller does not agree to supply styrene meeting Specification to Buyer at the Contract Price, then Buyer may terminate this agreement; provided however that any termination by Buyer under this Section 2.3.7 will be without prejudice to any claims of Buyer arising under this Agreement, subject to the express provisions of this Agreement relating to such claims; or

2.3.8	if the individual or cumulative effect of any Newly Imposed Tax(es) results in an increase in the Seller’s cost of production of at least two times the amount stated at the end of the first sentence of Section 5.4 (hereinafter referred to as Seller’s Tax Limit Cost), and Buyer does not agree to pay half of the amount in excess of the Seller’s Tax Limit Cost of such Newly Imposed Tax(es) allocable to the Styrene sold pursuant to this Agreement (in which case Seller shall have the termination option as the First Party).

In the event of a termination under Section 2.3.1, the breaching Party shall reimburse the nonbreaching Party for all costs and expenses related to pursuit of payment for any claim in any way arising from such breach, including but not limited to reasonable attorneys’ fees.

ARTICLE III

STYRENE SALES AND QUANTITIES

Section 3.1. Styrene Sales.

With effect from the Commencement Date and continuing throughout the Contract Period, Seller agrees to sell and deliver and Buyer agrees to purchase and receive Styrene in accordance with the terms and conditions of this Agreement. Prior to the Commencement Date (during the start-up of Seller’s Plant), certain quantities of Styrene may become available for sale to Buyer; in the event that Buyer chooses to purchase any quantities available prior to the Commencement Date, such sales shall similarly be subject to the terms and conditions of this Agreement. However any such sales before the Commencement Date shall not affect the Contract Period as specified in Section 2.1.

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Effective Date: June 30, 2004

Section 3.2. Commencement Date Timing.

In the event that Seller’s Plant is ready for commercial production prior to April 1, 2007, the Commencement Date shall not be earlier than April 1, 2007 unless otherwise agreed by the parties, and Buyer shall have the option to purchase Styrene produced prior to the Commencement Date pursuant to the terms defined in Section 3.1. If the Seller’s Plant is not ready for commercial production by the nominated Commencement Date for any reasons other than Force Majeure as defined in Section 9.1 hereinbelow, Seller, if requested by Buyer, shall perform one of the following options, as Seller may elect in its sole discretion: (i) supply to Buyer styrene meeting the Specifications (obtained from third-party sources) in accordance with the price and other terms agreed hereunder; or (ii) direct Buyer itself to obtain from third-party sources the monthly quantities contemplated herein, in which case Seller shall pay Buyer an amount equal to the net difference between the Styrene Price (as specified under this Agreement) and any higher price of styrene which Buyer pays in obtaining such styrene, net of Buyer incurred costs as defined in Net Realization, given that Buyer agrees to exercise its best efforts to obtain the lowest price achievable under the circumstances. In any event however, the Parties expressly agree that the maximum loss which Seller shall be obliged to incur with respect to the provisions of this Section 3.2 shall be no greater than [*****]. Seller shall not be entitled to delay the achievement of commercial production on the basis of financial, business or market reasons, or on the basis of Seller’s gross negligence or willful misconduct, and if Seller breaches this obligation then the provision as to limitation of loss which is contained in the preceding sentence shall not apply to the extent of any delay which is attributable to such breach. In determining whether any delay is due to Seller’s willful misconduct, only the actions of the officers and directors of Seller (and of Seller’s Affiliates) will be considered.

Section 3.3. Quantity.

The quantity of sales on an annual basis shall be consistent with each Annual Nomination, in accordance with Section 4.2, which Annual Nomination shall be equal to or greater than the Annual Contract Quantity, except to the extent that Excusing Conditions occur. With respect to sales on a monthly basis, the quantity of sales shall be consistent with each Monthly Nomination, provided pursuant to Section 4.1. However, to the extent that a Monthly Nomination is more than the Maximum Monthly Nomination, such sales shall be at the Seller’s discretion.

Section 3.4. Monthly Shortfall.

If Buyer fails to purchase Styrene for any reason other than any applicable Excusing Conditions, such that there are resulting Monthly Shortfall Quantities, then Buyer shall pay to Seller the Monthly Shortfall Payment in accordance with the provisions of Section 5.2. A sample calculation of a Monthly Shortfall Payment is included in Exhibit B. IT IS UNDERSTOOD AND AGREED BETWEEN THE PARTIES HERETO THAT SELLER’S RIGHT TO COLLECT THE MONTHLY SHORTFALL PAYMENT CONSTITUTES SELLER’S EXCLUSIVE REMEDY FOR BUYER’S FAILURE TO PURCHASE THE MONTHLY NOMINATION, AND IN NO EVENT SHALL BUYER BE OBLIGATED TO PAY MORE THAN THE MONTHLY SHORTFALL PAYMENT FOR ANY VOLUME OF STYRENE NOT ACTUALLY PURCHASED BY BUYER IN A GIVEN MONTH. THE MONTHLY SHORTFALL PAYMENT REPRESENTS A REASONABLE AND GENUINE PRE-ESTIMATE OF DAMAGES WHICH WOULD BE SUFFERED BY SELLER IF BUYER FAILS TO PURCHASE THE MONTHLY NOMINATION AND DOES NOT CONSTITUTE A PENALTY. BUYER SHALL NOT BE REQUIRED TO PAY THE

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MONTHLY SHORTFALL PAYMENT TO THE EXTENT OF ANY APPLICABLE EXCUSING CONDITIONS.

Section 3.5. Alternative Sale of Monthly Shortfall Quantities.

If Buyer fails to purchase the Firm Monthly Nomination, Seller may undertake to effectuate an alternative sale of such Monthly Shortfall Quantities. If and to the extent that the Seller endeavours to make spot sales of the Monthly Shortfall Quantities, Seller will use commercially reasonable efforts to sell it at the highest market price available in any region reasonably chosen by Seller.

Section 3.6. Annual Shortfall.

If Buyer fails to purchase the Annual Contract Quantity pursuant to Section 4.1 in a given Contract Year (for reasons other than any applicable Excusing Conditions), then Buyer shall pay to Seller the Annual Shortfall Payment. In the event that the cumulative amount of any Monthly Shortfall Payments made by Buyer for the Contract Year in question cause the Annual Shortfall Payment to be a negative number (after netting), then Seller shall reimburse the amount to Buyer. A sample calculation of an Annual Shortfall Amount is included in Exhibit B.

Section 3.7. Delayed Delivery.

In each Month, Buyer shall have the option to purchase Styrene without taking immediate delivery, upon providing written notice thereof to Seller not later than the 20th of the prior month. [*****]. The price for such Styrene shall be determined in accordance with Section 5.1 as of the Month of the election. All Styrene sold but not delivered under this Section shall be deemed by the Parties to have been purchased by Buyer at the Delivery Location as of the election date and then accounted for and held by Seller for subsequent delivery to Buyer, as Buyer shall instruct.

ARTICLE IV

FORECASTS

Section 4.1. Rolling 3-Month Forecasts.

No later than the 20th of each month during the Contract Period, Buyer shall provide Seller with a [*****] rolling forecast of Monthly Nominations, reflecting the Styrene Buyer intends to purchase and receive during the [*****] starting at the end of the month when the forecast is provided (the “Rolling Forecast”). With respect to the initial month of each Rolling Forecast, the Monthly Nomination shall be provided on a firm and binding basis (the “Firm Monthly Nomination”), whereas the Monthly Nominations[*****] of the Rolling Forecast are understood merely to be good faith estimates.

Section 4.2. Annual Nomination.

By no later than September 30th of the year preceding each Contract Year, Buyer shall provide to Seller in writing a nomination of Buyer’s anticipated purchase levels for the upcoming Contract Year (the “Annual Nomination”). The amount of each Annual Nomination

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shall be equal to or greater than the Annual Contract Quantity, except to the extent of applicable Excusing Conditions. However, Buyer acknowledges that to the extent requested sales under the Annual Nomination are greater than the Annual Contract Quantity, such excess sales shall be at the discretion of Seller and the price applicable to such excess sales shall be a matter of negotiation between the Parties. In the event Buyer does not provide the new Annual Nomination by the date specified, the Annual Nomination for the upcoming Contract Year shall be deemed to be [*****].

Section 4.3. Confirmation of Annual Nomination.

By no later than thirty (30) days following receipt of an Annual Nomination, Seller shall provide Buyer with a response confirming Seller’s receipt of the Annual Nomination for the Contract Year in question. In the event Seller does not provide the confirmation within the time period specified, Seller shall be deemed to confirm the Annual Nomination for the upcoming Contract Year, subject to the provisions of Section 4.2 with respect to excess sales.

Section 4.4. Scheduled Shutdowns.

Buyer and Seller will use reasonable endeavors to coordinate scheduled shut downs with each other and shall give the other Party twelve (12) months advance notice of any scheduled shutdown which shall affect the ability of a Party to supply or receive product on a short-term basis. However, for the avoidance of doubt the Parties hereby acknowledge that scheduled shutdowns shall not constitute an Excusing Condition and thus shall not reduce the purchase and sale obligations contained herein with respect to Annual Nominations unless otherwise mutually agreed.

ARTICLE V

PRICE AND PAYMENT TERMS

Section 5.1. Pricing

The price for Styrene sold hereunder (the “Styrene Price”) shall be established in U.S. cents per pound (“cpp”) and converted to U.S. dollars per Metric Ton [*****]. The Styrene Price shall be based upon the following formula, as defined below, and shall be calculated in the following manner:

[*****]

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[*****]

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[*****]

Section 5.2. Payment Terms.

On or about the 5th Business Day of each Month, a consolidated invoice will be issued to Buyer for all Styrene sold during the preceding Month, as well as other amounts due and owing, including any outstanding Monthly Shortfall Payment and (each January following a Contract Year) any Annual Shortfall Payment owing for the Contract Year in question. Buyer shall pay the invoice amount on the 15th day of each Month (or if such 15th day is not a Business Day for Buyer, then on the next Business Day) via electronic funds transfer (“EFT”) to an account as specified by Seller; provided, however, that said payment date will be extended by the number of days by which Seller is delayed in issuing its invoice. All amounts due under an invoice shall be due and payable in currency of the United States. If either Party disputes the amount due under an invoice, the Parties shall act promptly to resolve the dispute. However, Buyer will only be entitled to withhold payment of that amount subject to bona fide dispute. If any amount is determined or agreed actually to be due and owing, the Party owing such amount shall promptly pay such amount plus interest at LIBOR + 1% for the period from the date of the invoice until payment.

Section 5.3. Suspending Shipments.

If Buyer is past due in payment of any amount owing to Seller or is unable to pay its debts as they fall due, Seller reserves the right, without liability and without prejudice to any other remedies, to suspend performance, decline to ship, or stop any material or goods in transit, until Seller receives payment of all amounts owing to Seller, or otherwise receives adequate assurance of payment for any amounts outstanding to Seller, in the form of a letter of credit, a parent guarantee or a bank guarantee. If Seller has committed a breach of its supply obligations (which Seller has failed promptly to cure in accordance with Section 2.3.1 and any other provisions of this Agreement), Buyer reserves the right, without liability and without prejudice to any other remedies (including termination pursuant to Section 2.3), to suspend future purchases until Seller’s breach is properly cured.

Section 5.4. Taxes.

Any tax (other than on income or on gross receipts or measured by income or gross receipts), duty or other governmental charge now or hereafter imposed (including “Superfund” taxes) on the delivery of Styrene to Buyer pursuant to this Agreement (or on

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Seller, or required to be paid or collected by Seller, by reason of the manufacture of such Styrene), which would have application after the Commencement Date, hereinafter “Newly Imposed Tax”, shall be apportioned equally between Seller and Buyer with respect to the Styrene sold under this agreement, in addition to the Styrene price; provided that under no circumstances shall Buyer be obliged to pay an amount in excess of [*****] pursuant to the provisions of this section. It is the intent of the Parties for Buyer to pay only such Newly Imposed Tax as relates to Styrene delivered to Buyer. If a Newly Imposed Tax is calculated on any basis other than an amount per metric ton delivered or as a percentage of purchase price, such as a periodic amount imposed on the manufacture of Styrene, the Newly Imposed Tax will be prorated between Buyer and Seller taking into account only the Styrene delivered to Buyer upon which the Newly Imposed Tax is imposed. Buyer and Seller shall each be entitled to one-half (on a pro rata basis) of any tax credit, refund, or reduction in tax charge that may be available with respect to the taxes paid on delivery, manufacture, sale, or use of such Styrene and Seller shall cooperate with Buyer if necessary to secure such credit, refund, or tax reduction. A Newly Imposed Tax shall not be payable by Buyer to the extent it results from Seller’s negligence or from any actions or negotiations of Seller intending to allocate any Newly Imposed Tax on the supply of Styrene to Buyer.

Section 5.5. Published References.

The Parties agree that they will negotiate an alternative reference price, pricing mechanism or index if any of the published reference prices or indices used to establish a pricing formula are no longer published when no alternative published reference price is already specified in this Agreement. Further, it is recognized by both parties that the Styrene Monomer purchased under this agreement is destined for the major markets in Asia and as such the raw material references are intended to be representative of the actual or prevailing prices impacting the valuation of Styrene Monomer in these markets. The references currently applied in this contract meet this criterion. If any of such reference prices or indices no longer meets this criterion, then either Party has the right to propose to replace an existing reference price in this Agreement with a new prevailing market reference price by communicating to the other Party not later than November 1 preceding any Contract Year. If the other Party does not agree on such alternative reference price within 60 days, then either Party may refer the matter for resolution in accordance with the provisions of Section 12.2, with the new reference price to be applied retroactively to the beginning of the Contract Year in question in the event the disagreement is resolved in favor of the new reference price. If there is a correction in any of the referenced publications within thirty (30) days of publication, the correction shall be applied to the price as applicable.

Section 5.6. Price Adjustments.

The Parties agree that there will not be any price adjustment made, whether due to publication error or calculation error, to an invoiced amount more than twelve (12) Months after the date of the applicable invoice.

Section 5.7. Most Favored Purchaser.

If Seller at any time during the term of this Agreement shall offer Styrene for sale to any third party for use in Asia or India (other than an entity in which an Affiliate of Seller owns an equity (or similar) interest of 40% or more), in monthly quantities equal to or smaller than those established in this Agreement, on substantively equivalent or better terms and conditions for the third party (including in relation to contract duration any contractual duration longer than three

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years), and on a structured pricing basis substantively equivalent to that which is established in this Agreement, which results in a net price lower than that which is in effect under this Agreement, then Seller shall, to the extent permitted by applicable law, offer Buyer the same lower price for the Styrene purchased hereunder, but only after the two initial years of the contract with the third party have elapsed and thereafter only for the period of time in which such third party’s lower price is in effect.

ARTICLE VI

DELIVERY AND MEASUREMENT

Section 6.1. Delivery Rate.

Seller shall endeavor to deliver and Buyer shall endeavor to take Styrene ratably throughout each Month, subject to the occurrence of any Excusing Conditions and subject to any scheduled shutdowns which have been communicated between the Parties.

Section 6.2. Delivery Location.

The Styrene purchased and sold under this Agreement shall be delivered at the Delivery Location.

Section 6.3. Title and Risk of Loss.

Title to the Styrene and all risk of damage or loss with respect thereto shall pass to Buyer at the moment when the Styrene passes through the Delivery Location.

Section 6.4. Measurement.

Styrene will be sold on a weight basis converted from volume measurements. The volume of Styrene delivered shall be determined by calibrated shore tank gauges or other mutually agreed upon methods by an independent surveyor at the point of delivery. All deliveries shall be computed on the basis of volume adjusted to the standard temperature of 60 degrees Fahrenheit Volume measurements for Styrene shall be adjusted for temperature and converted to weight in metric tons using ASTM D1555M for volume measurements made in metric units.

Section 6.5. Shipping Details.

In respect of each shipment of Styrene which Buyer wishes Seller to deliver, Buyer shall give to Seller a written nomination setting out:

6.5.1	the quantity of Styrene which Buyer wishes to be delivered in that shipment [*****]

6.5.2	a fifteen (15) day laycan in which the Buyer wishes the shipment to be loaded at Port of Shipment, the first day of which laycan may not be earlier than thirty (30) days after the day on which the order is given to the Seller; and

6.5.3

the details of the vessel nominated by Buyer to carry the shipment, such as the vessel’s name, age, deadweight, draft and prior cargo. In the event that either Party becomes aware that a nominated vessel has been cancelled or is likely to

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be delayed or otherwise restricted, such Party shall promptly notify the other Party of the same, and Buyer shall then use all reasonable endeavors to mitigate the effects of such delay or cancellation.

6.5.4	Buyer shall nominate a vessel with a laytime based on minimum 200 MT/hr reversible SHINC unless otherwise mutually agreed upon.

ARTICLE VII

WARRANTIES

Section 7.1. Sole Warranty.

Seller warrants, and only warrants, that the Styrene shall meet Specification (except with respect to Off-Spec Styrene which Buyer agrees to purchase), that Seller shall have the right to sell Styrene and that Seller shall convey the Styrene at the time of delivery at the Delivery Location with good and marketable title,

a.	free from any lawful security interest, lien, or encumbrance (or other similar claims);

b.	free from any patent claims establishing that the manufacture of the Styrene in Saudi Arabia infringes the valid patent of any third parties in Saudi Arabia; and

c.	free from any other third party claim impacting Buyer’s good and marketable title resulting from Seller’s lack of compliance with any applicable laws or contractual obligations.

Section 7.2. Disclaimer of Other Warranties.

EXCEPT AS EXPRESSLY SET OUT IN SECTION 7.1 ABOVE, SELLER DOES NOT MAKE, AND SELLER HEREBY EXPRESSLY DISCLAIMS (AND BUYER EXPRESSLY WAIVES), ANY OTHER WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDLESS OF WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ALLEGEDLY ARISING FROM ANY USAGE OF ANY TRADE OR FROM ANY COURSE OF DEALING.

ARTICLE VIII

INSPECTION, CLAIMS AND LIMITATION OF LIABILITY

Section 8.1. Inspection.

Buyer will cause the Styrene to be examined by an independent surveyor at the time of loading at the Delivery Point. Buyer has the right to nominate such independent inspector, subject to the Seller’s mutual agreement, and all costs associated with the inspector shall be split equally between Buyer and Seller. The determinations of the independent surveyor as to both quantity and quality shall be binding upon Buyer and Seller, unless either of them can prove that the determination of the independent surveyor was wrong. In the event such independent surveyor believes that there has been a shortfall in delivery of Styrene or that the delivery contain Off-Spec Styrene, Buyer shall notify Seller as promptly as possible, and in the case of Off-Spec Styrene Buyer and Seller shall then enter into discussions pursuant to Section 8.3. In the case of a shortfall in delivery of Styrene, Seller shall deliver the shortfall amount as soon as

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possible, using all reasonable diligence, but in no event later than at the date scheduled for the next delivery. Seller shall be responsible for any demurrage, ‘dead freight’ and costs reasonably incurred by Buyer as a result of Seller’s delivery shortfall.

Section 8.2. Test Methods.

Analytical procedures and test methods for product quality shall be in accordance with Exhibit A. Such procedures shall be no less rigorous than standard industry procedures and shall be revised periodically by agreement between the Parties for this purpose. Seller shall provide Buyer with certification sheets in respect of the analysis and description of the properties of each lot of Styrene part or all of which is to be delivered to Buyer hereunder. Such certification sheets shall be provided promptly following completion of final analysis of samples of such lot.

Section 8.3. Off-Spec Styrene.

In the event that Buyer is willing to consider purchasing Off-Spec Styrene which it has received, then the Parties shall commence discussions with a view to agreeing terms on which Buyer may elect to accept such Off-Spec Styrene. If the Parties fail to reach agreement, then Buyer shall be entitled to reject the Off-Spec Styrene in which case Seller shall be responsible for the disposition thereof and shall promptly, but in no event later than at the date scheduled for the next delivery, deliver to Buyer an equivalent quantity of Styrene (meeting Specification) in replacement therefor. Where Buyer has rejected such Off-Spec Styrene, Seller shall be responsible for any ship cleaning, demurrage, and additional costs reasonably incurred by Buyer. The Buyer shall not be obliged to pay the Seller for the non-compliant product so rejected. However, in the event that an agreement is reached with respect to the purchase of the Off-Spec Styrene, such quantities shall count towards satisfaction of the Monthly Nomination for the Month in question.

In the event that Seller has Off-Spec Styrene which it desires to sell to Buyer, Seller shall notify the Buyer of the same, providing details of the properties thereof, and if Buyer desires to purchase it, the Parties will discuss the pricing terms which will apply to such sale. The terms and conditions of this Agreement (other than the pricing provisions of Article V) shall apply to the sales of Off-Spec Styrene.

Section 8.4. Maximum Liability.

EXCEPT AS PROVIDED IN SECTION 8.6 BELOW, A PARTY’S TOTAL LIABILITY TO THE OTHER PARTY ARISING FROM THIS AGREEMENT FOR ANY CLAIMS OF ANY NATURE WILL NOT EXCEED THE PURCHASE PRICE OF THE PORTION OF STYRENE IN RESPECT OF WHICH SUCH CLAIMS ARE MADE.

Section 8.5. Consequential Loss.

WITHOUT PREJUDICE TO THE APPLICATION OF SECTION 3.4 ABOVE, IN NO EVENT WILL EITHER PARTY BE LIABLE HEREUNDER FOR ANY LOST PROFITS OR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, CONTINGENT, EXEMPLARY OR PUNITIVE DAMAGES WHETHER ARISING IN TORT, CONTRACT, OR OTHERWISE.

Section 8.6. Reporting.

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NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE PROVISIONS OF SECTIONS 8.4 AND 8.5 WILL NOT APPLY TO EITHER PARTY’S INDEMNITY OBLIGATIONS SET FORTH IN ARTICLE XI.

ARTICLE IX

FORCE MAJEURE

Section 9.1. Force Majeure.

No delay or failure of performance of any obligation under this Agreement by either Party shall constitute default hereunder or give rise to any claims for damages (if any) to the extent that such delay or failure: (i) is beyond the Party’s reasonable control; or (ii) results from an event or condition which is unforeseeable or which if foreseeable cannot by the exercise of reasonable diligence be prevented or avoided (“Force Majeure”). Force Majeure events shall include:

(i)	in relation to Seller’s Plant and Buyer’s Nominated Plants (the “Affected Plant”), any act of war (whether declared or undeclared), invasion, armed conflict or act of foreign enemy, blockade, embargo, revolution, riot, civil commotion, act or campaign of terrorism, or sabotage; any government nationalization, sequestration or expropriation; strike, work to rule or go-slow; changes in any law applicable to the Affected Plant; adverse weather conditions affecting production by an Affected Plant, lightning, fire, earthquake, tsunami, storm, cyclone, typhoon, or tornado; fire, epidemic or plague; radioactive contamination or ionizing radiation; explosion; or chemical contamination;

(ii)	the lapse, termination or revocation of any consent, permit or license (to the extent beyond the reasonable control of the affected Party); and

(iii)	except to the extent caused by a failure of the affected Party to act in accordance with good industry practice in the Affected Plant: failure of any material piece of equipment at the Affected Plant; a delay or failure in supply of fuel, feedstock, catalyst or any other raw material or any utility of any kind necessary for the operation of the Affected Plant; and a delay in the performance of any contractor or subcontractor;

provided always that such event is not caused by the negligence or intentional action of a Party or their respective agents or employees, and provided further that neither Party shall declare Force Majeure with respect to the other Party unless the declaring Party also declares Force Majeure with respect to its other purchasers and suppliers.

Section 9.2. Reduction in Volumes.

In the event of a Force Majeure event affecting one or more of Buyer’s Nominated Plants, Buyer’s purchase obligation shall be reduced during the pendency of the Force Majeure event by the percentage amount which is calculated as a fraction, the numerator of which is the amount of reduction in capacity of Buyer’s Nominated Plants as a result of the Force Majeure and the denominator of which is the Nominated Plants Capacity.

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In the event of a Force Majeure event affecting Seller’s Plant, Seller’s obligations under this Agreement shall be excused or reduced, as the case may be, to the extent such performance is prevented or limited by the Force Majeure event. Nevertheless, to the extent that Seller’s Styrene production is simply reduced rather than completely curtailed due to an event of Force Majeure, any available quantity of Styrene shall be allotted to Buyer on a pro rata basis. More specifically, Seller’s delivery obligation to Buyer shall be reduced during the pendency of the Force Majeure event by the percentage amount which is calculated as a fraction, the numerator of which is the amount of Seller’s reduction in capacity as a result of the Force Majeure event and the denominator of which is the effective capacity of Seller’s Styrene facilities, currently estimated to be [*****]

Section 9.3. Notice Requirements.

The Party asserting Force Majeure shall in each instance give the other Party notice thereof no later than three (3) days after the beginning of each such occurrence. Such notice shall include a brief description of the event or circumstance of Force Majeure, the nature of the impact on the Party, and an estimate of the anticipated delay. No such delay or continuation thereof shall be effective for a period of more than fifteen (15) days unless prior to the end of the initial fifteen (15) day period, the Party asserting the Force Majeure shall give the other Party notice of the continuation thereof.

Section 9.4. Remainder of Obligations Not Affected.

Nothing in this Article IX shall alter any obligations under this Agreement to the extent not affected by such Force Majeure event. The affected Party shall make all reasonable efforts to minimize the effects of the Force Majeure event, and the Parties shall consult with each other with a view to agreeing on appropriate measures to be taken to mitigate the effects of the Force Majeure event.

Section 9.5. Cessation of Force Majeure.

Not later than seven (7) days after the cessation of any Force Majeure event, the Party that asserted it shall give the other Party notice of the date of such cessation; provided that the Party that asserted the claim for Force Majeure shall resume performance of its obligations under this Agreement immediately upon cessation of the Force Majeure event.

Section 9.6. Termination for Prolonged Force Majeure.

If the cumulative duration of any period or periods of Force Majeure exceeds three hundred and sixty five (365) days, the Party other than the Party asserting Force Majeure may terminate this Agreement forthwith. If the duration of any single period of Force Majeure exceeds one hundred and eighty (180) days, the Party other than the Party asserting Force Majeure shall be entitled to terminate this Agreement unless the Party asserting Force Majeure can perform or cause somebody to perform at least 70% of its obligations under this Agreement.

Section 9.7. General Limitations.

Neither party shall be entitled to the benefits of the provisions of this Article IX to the extent that:

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(1)	The failure to observe or perform was caused by the party claiming Force Majeure having failed to act reasonably to remedy the condition and remove the cause or circumstances of Force Majeure, or having failed to resume with all reasonable dispatch the performance of such covenants or obligations.

(2)	The event of Force Majeure was caused by lack of finances, any change in the market price for Styrene or was related to the payment of any amount or amounts due under this Agreement.

(3)	The failure to observe or perform was caused by either party’s failure to use due diligence to maintain a permit, authorization or approval of any governmental authority.

(4)	The failure to observe or perform was caused by arrest or restraint of governments or governmental agencies or the order of any court and a such arrest, restraint or order was a result of a reckless or intentional breach or violation by the party claiming Force Majeure of the term of a permit, license, certificate or of any applicable laws, regulations or orders.

(5)	The failure to observe or perform was caused by the party claiming Force Majeure failing to act in a reasonable and prudent manner under the circumstances.

ARTICLE X

SAFETY AND HEALTH COMMUNICATIONS

Seller shall furnish to Buyer Material Safety Data Sheets which include health, safety and other hazard communication information on Styrene consistent with the Occupational Safety and Health Administration’s Hazard Communication. Buyer shall disseminate to third parties, as required by applicable law, Material Safety Data Sheets which include health, safety and other hazard communication information on Styrene consistent with the Occupational Safety and Health Administration’s Hazard Communications. If Styrene is further processed, mixed or incorporated into another product, Buyer shall furnish to third parties, as required by applicable law, Material Safety Data Sheets which include health, safety and other hazard communication information on such product consistent with the Occupational Safety and Health Administration’s Hazard Communications Standard.

ARTICLE XI

INDEMNIFICATION

Section 11.1. Indemnity.

Personal Injury of Related Persons. Each of the Parties (as the “Indemnifying Party”) hereby agrees to defend, indemnify and save harmless the other Party, its Affiliates, and their respective directors, officers, employees, servants, consultants and agents (collectively, the “Indemnified Parties”) from and against any and all actions, causes of actions, claims, demands, costs, losses and expenses for personal injury to or death of any individual who is the employee, officer, servant, consultant, representative or agent of the Indemnifying Party, which

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may be brought against or incurred or suffered by the Indemnified Parties, arising out of, connected with, or relating in any way to this Agreement. This indemnity will apply whether or not it is alleged or proved that Indemnified Party was passively, concurrently, or actively negligent, and regardless of whether liability without fault is imposed or sought to be imposed on the Indemnified Party. However, this indemnity will not apply to the extent such liabilities are the result of the sole negligence or willful misconduct of the Indemnified Party.

Personal Injury of Non-Related Persons and Property Damage. Additionally, each of the Parties (as the “Indemnifying Party”) hereby agrees to defend, indemnify and save harmless the other Party, its Affiliates, and their respective directors, officers, employees, servants, consultants and agents (collectively, the “Indemnified Parties”) from and against any and all actions, causes of actions, claims, demands, costs, losses and expenses

(i)	for personal injury to or death of any individual who is NOT the employee, officer, servant, consultant, representative or agent of either Party, and

(ii)	for damage to or loss of any physical property by a person other than the Parties or their respective Affiliates,

which may be brought against or incurred or suffered by the Indemnified Parties by reason of, or which may be attributable to or arises out of any act or omission of the Indemnifying Party in relation to this Agreement. If the action, cause of action, claim, demand, cost, loss or expense described hereunder is attributable to the acts or omissions of both the Indemnifying Party and the Indemnified Parties, then they shall share liability in respect thereof in the proportions that their acts or omissions contributed to such liability.

Section 11.2. Notification of Claims.

The Parties covenant and agree that if one of the Parties (as the Indemnified Party) receives a demand or claim or receives notice of action, proceeding or investigation having been commenced or threatened to be commenced (a “Claim”) that may result in the Indemnified Party claiming indemnity from the other Party (as the Indemnifying Party pursuant to Section 11.1), then the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Provided however, a failure of the Indemnified Party to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to the Indemnified Party unless such failure to notify prejudices the Indemnifying Party’s ability to defend the Claim, or (ii) notice is given after the expiry of the one hundred and eighty (180) days period following the date when the notifiable facts were discovered or should have reasonably been discovered. Upon receipt of notice of the Claim, the Indemnifying Party may elect to resist, compromise, settle or defend the Claim. If the Indemnifying Party elects to resist, compromise, settle or defend the Claim, the Indemnifying Party shall notify the Indemnified Party in that regard and upon so notifying the Indemnified Party, the Indemnifying Party and the Indemnified Party shall consult and cooperate in resisting, compromising, settling, or defending the Claim. Provided however, the Indemnifying Party shall control the settling or defending of any Claim but shall not settle any Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall have the right to participate in the defense of any suit to which it is a party without relieving the Indemnifying Party of its obligations hereunder, except that such participation shall be at the Indemnified Party’s own expense. If the Indemnifying Party elects not to resist, compromise, settle or defend the

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Claim, or does not give timely notice to the Indemnified Party, then the Indemnified Party shall be entitled to deal with or defend the Claim in any manner it feels appropriate.

ARTICLE XII

DISPUTE RESOLUTION

Section 12.1. Dispute Negotiation.

Any and all disputes, claims, and controversies between the Parties concerning the validity, interpretation, performance, termination or breach of this Agreement, that cannot promptly be resolved, shall be submitted within thirty (30) days after such dispute, claim or controversy arises to senior level managers of the Parties, who shall meet with one another in person and use all reasonable efforts to find an amicable resolution of such dispute within thirty (30) days (or such longer period as may be mutually agreed upon) of submission of the matter to them.

Section 12.2. Alternate Dispute Resolution.

If the Parties are unable to resolve a dispute after exerting all reasonable efforts pursuant to Section 12.1, either Party may refer the matter to, and such matter shall be resolved by, arbitration in accordance with the rules of conciliation and arbitration of the London Court of International Arbitration then in effect (the “Rules”), which Rules are deemed to be incorporated herein by reference, on the following basis:

(i)	The number of arbitrators shall be three (3), to be appointed in accordance with the Rules. The parties to the dispute shall use their best efforts to agree in advance with the arbitrators to a budget and to time schedules for the arbitration

(ii)	The place of arbitration shall be London, England.

(iii)	The language to be used in arbitrations shall be English.

(iv)	Any arbitrator may be of any nationality and need not be a lawyer or hold any other professional status or membership but shall be experienced in the commercial or business matters that are to be the subject of the arbitration; provided that, except in cases where all parties to the dispute agree that the dispute is not resolvable by reference to applicable law and the terms and conditions of the various contracts among the parties and their Affiliates, the third, presiding arbitrator selected pursuant to the Rules shall be a lawyer.

(v)	The arbitral award shall be rendered in writing and shall state the reasons for the award, and shall be final and binding upon the parties to the dispute. No arbitral award shall include punitive damages or consequential damages.

(vi)	An award shall be subject to challenge or appeal only as provided under English law. If an award is confirmed by a final English court judgment, the parties will accept the award and will not resist its enforcement in any country. Judgment on any award may be entered by any court of competent jurisdiction, or application

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may be made to such a court for judicial recognition or acceptance of the award and any appropriate order including recognition or enforcement.

(vii)	Each party to the dispute shall bear its own expenses and attorneys’ fees in connection with arbitrations.

(viii)	The fees of the arbitrators and the costs and expenses of the arbitration panel shall be shared equally by the parties to the dispute.

ARTICLE XIII

ASSIGNMENT

Section 13.1. Assignment in General.

Neither this Agreement (including all rights, duties and obligations hereunder) nor any claim against Seller or Buyer arising directly or indirectly out of or in connection with this Agreement shall be assignable by Seller or Buyer or by operation of law, without the prior written consent of the other Party.

Section 13.2. Assignment to Successor in Interest.

However, notwithstanding the provisions of Section 13.1 above, each of Seller and Buyer shall have the right to assign this Agreement to a purchaser or other successor of

(i)	(in the case of Seller) substantially all of the assets involved in the manufacture of Styrene; or

(ii)	(in the case of Buyer) the assets of the Nominated Plants associated with a capacity of at least [*****]

without the consent of the other Party, and provided further that the purchaser or other successor assumes in writing the obligations of Seller or Buyer hereunder (as the case may be) and further, provided that the assigning or delegating Party shall not be released of its obligations under this Agreement unless a release is signed by the other Party.

Section 13.3. Assignment to Affiliate.

Furthermore, this Agreement may be assigned by either Party to an Affiliate without the consent of the other Party, provided that the assigning Party shall not be released of its obligations under this Agreement unless a release is signed by the other Party. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, executors, and administrators of the parties hereto.

Section 13.4. Assignment to Lender.

The Buyer irrevocably consents to the assignment by the Seller from time to time of all of the Seller’s rights, benefits and interests in, to, under and in respect of this Agreement in favor of any bank or financial institution (an “Assignee Bank”) acting as an agent or security agent for and on behalf of certain banks or other financial institutions that from time to time provide finance to the Seller. The Buyer agrees that promptly following request by the Seller

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it will provide to the Assignee Bank an acknowledgement of assignment in which the Buyer will undertake, inter alia,

a)	to make all payments which fall due for payment by the Buyer under this Agreement to a specified bank account or otherwise as directed by the Assignee Bank; and

b)	to advise the Assignee Bank in the event that it becomes entitled to exercise any rights of termination or suspension or to take enforcement action or proceeding in relation to this Agreement and not to exercise any such right for a period of thirty days if so requested by the Assignee Bank.

Notwithstanding any such assignment in favor of an Assignee Bank the Seller shall remain solely liable to perform all of the obligations expressed to be assumed by it hereunder.

Furthermore, the Buyer will provide all evidence as may be requested by the Seller and/or the Assignee Bank to confirm the Buyer’s power and authority to enter into this Agreement and to perform its obligations hereunder (including, without limitation, the provision of a legal opinion of reputable counsel to that effect).

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Public Announcements.

Subject to any applicable requirements of the federal, state, or local laws or regulations of Bermuda, the United States, and the laws and regulations of the Kingdom of Saudi Arabia, including without limitation, the securities laws or regulations of such jurisdictions, neither party will make or cause to be made, whether orally or in writing or otherwise, any public announcement or statement to the news media or to investment or business communities with respect to the transactions contemplated by this Agreement or any of the provisions of this Agreement without the prior written approval of the other party as to the form, content, and timing of such announcement or disclosure.

Section 14.2. Construction.

In interpreting and applying the terms and provisions of this Agreement, no presumption shall be made against the party that drafted such terms and provisions. In this Agreement, unless the contrary is indicated, any reference to an agreement or document is a reference to that agreement or document as from time to time supplemented, amended, substituted or novated.

Section 14.3. Severability.

If any part of this Agreement for any reason shall be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in full force and effect. The Parties agree, however, to negotiate in good faith concerning the invalid portion with the aim of replacing it with a valid provision that, insofar as possible, has the same economic effect vis-à-vis the Parties.

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Section 14.4. Further Assurances.

Each Party shall, furnish, execute, and deliver such documents, instruments, certificates, notices, or other further assurances as the other party may reasonably require as necessary or appropriate to effect the purposes of this Agreement or to confirm the rights created or arising hereunder.

Section 14.5. Survival of Representations, Warranties, Covenants, and Obligations.

The representations and warranties and the covenants, agreements, and obligations of the parties contained in this Agreement shall be true and correct in all material respects and have effect as of the effective date of this Agreement, except as expressly stated otherwise herein. The statements contained in any certificate or other instrument delivered by or on behalf of any party shall be deemed representations and warranties or covenants and agreements hereunder, as the case may be. Representations, warranties, covenants, agreements, and, in accordance with their terms, obligations contained in or made pursuant to this Agreement shall survive the expiration of this Agreement, irrespective of any investigation made by or on behalf of any party. Additionally, the obligations of the Parties under this Agreement which by their nature would continue beyond the termination, cancellation or expiration of this Agreement will survive termination, cancellation or expiration of this Agreement.

Section 14.6. Expenses.

Each Party will pay its own expenses incident to this Agreement.

Section 14.7. Benefit.

No person who is not a party or an Affiliate of a party to this Agreement shall have any rights or derive any benefit hereunder.

Section 14.8. No Waiver of Rights.

Except as expressly provided in this Agreement, no delay or omission to exercise any right, power, or remedy accruing to a party hereunder, upon any breach or default of any party under this Agreement, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

Section 14.9. Governing Law and Precedence.

This Agreement shall be subject to the laws of England. Nevertheless, Buyer acknowledges that the affairs of Seller must be conducted in accordance with the applicable law of Saudi Arabia and any other countries in which it may operate. This Agreement shall take precedence over any other document which may be generated by either of the Parties in connection with the sales contemplated hereunder, unless (i) the particular section of this Agreement which is intended to be superceded is expressly referenced therein and (ii) such superceding provision is signed by both Parties by individuals of the same or higher level of authority as the signers of this Agreement.

Section 14.10. Notices.

All notices which are required to be exchanged between the Parties pursuant to this Agreement shall be in writing and shall be delivered by personal service or by registered mail,

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facsimile with machine issued receipt, or express courier service, addressed as follows, or to such other address as may be notified to the other Party from time to time:

If to Buyer:

Dow Europe GmbH

Styrene Commercial Manager

Bachtobelstrasse 3

CH-8810 Horgen

Switzerland

If to Seller:

Jubail Chevron Phillips Company

Styrene Commercial Manager

P.O. Box 10806

Jubail Industrial City 31961

Kingdom of Saudi Arabia

A notice shall be deemed to have been made and received: (i) when delivered, if sent by registered mail or international courier or (ii) when dispatched and receipt is acknowledged by the receiving machine, if sent by facsimile.

Section 14.11. Counterparts.

This Agreement may be executed in one or more English counterparts, each of which shall constitute an original document.

Section 14.12. English Language and Calendar.

This Agreement and any other legally binding definitive agreements, notices and calendar correspondence in connection herewith shall be written in the English language, and the English language shall control the interpretations of all such agreements, and be interpreted as such. The dates and calendar periods stated in this Agreement are Gregorian dates and time periods, except where otherwise indicated.

Section 14.13. Relationship Between the Parties.

Each representative of each Party shall be the agent solely of the Party that designated such representative. Accordingly, (a) each such representative of a Party shall act (or refrain from acting) solely in accordance with the wishes of the Party that designated such representative; and (b) no Party (or representative of a Party) shall owe or be deemed to owe any duty, whether fiduciary or otherwise, to the other Party.

Section 14.14. Conflict of Interest.

Neither Party will give any director, employee, or representative of the other Party any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement or enter into any other business arrangement with any director, employee, or representative of the other, without prior written notification to the other Party. Any representative(s) authorized by either Party may audit, under appropriate provisions of

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confidentiality, all pertinent records of the other Party as reasonably necessary and proper to verify that there has been compliance with this paragraph.

Section 14.15. Certain Practices.

Neither Party nor its Affiliates, employees, agents, or subcontractors, or their employees or agents shall make any payment or give anything of value to any government official (including any official, agent or employee or representative of any government department, agency, or instrumentality) to influence any of his or its decisions, or to gain any advantage for either Party in connection with this Agreement or the Agreements stated or contemplated by this Agreement, which in any manner would violate any law applicable to either party hereto. Each Party shall immediately notify the other Party of any violation of this section, and the offending party shall hold the other party harmless from all losses and all expenses arising out of such violation. Any representative(s) authorized by either Party may audit, under appropriate provisions of confidentiality, all pertinent records of the other Party as reasonably necessary and proper to verify that there has been compliance with this paragraph

Section 14.16. Guarantee.

In consideration for Seller’s entering into this Agreement, Buyer’s ultimate parent company shall provide, concurrently with the execution of this Agreement, a guarantee of Buyer’s performance hereunder in a form substantively equivalent to the form of guarantee attached hereto as Exhibit C. Similarly, in consideration for Buyer’s entering into this Agreement, Seller’s parent companies (namely Chevron Phillips Chemical Company LLC and Saudi Industrial Investment Group) shall provide, concurrently with the execution of this Agreement and effective through the achievement of commercial production, a guarantee of Seller’s performance obligations hereunder, on a several basis (not joint) in proportion to their respective ownership interests in Seller, in a form substantively equivalent to the form of guarantee attached hereto as Exhibit D.

Section 14.17. Confidentiality.

During the performance of this Agreement, it may become necessary or advisable for either Party (the “Disclosing Party”) to disclose Confidential Information to the other Party (the “Receiving Party”), whether disseminated orally, in writing, or through observation. The Receiving Party shall treat all such information received as confidential and shall not disclose it to any person or persons during or subsequent to the term of this Agreement, except to its employees and agents with a need to know as necessary to perform the obligations of this Agreement and except as is required by law. Excluded from the Confidential Information is information that the Receiving Party can prove: (a) was in the public domain as of the execution of this Agreement; (b) has entered the public domain, without the Receiving Party’s fault, after execution hereof; or (c) was in the Receiving Party’s possession without obligation of confidentiality, having been acquired from sources that neither had previously acquired it directly or indirectly from the Disclosing Party nor were bound by any secrecy obligation. Additionally, the Parties agree that the pricing provisions of Section 5.1 constitute part of the Confidential Information and thus shall be subject to the confidentiality requirements hereof.

Section 14.18. Entire Agreement and Modification.

This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements or understandings of the parties with regard to the subject matter of this Agreement. Neither Party has relied on any agreement, understanding, arrangement,

Styrene Baseload Sale And Purchase Agreement	Page 27
(between JCP and Dow Europe)
Effective Date: June 30, 2004

representation, undertaking or warranty (whether written or spoken) not expressly set out or referred to in this Agreement and each Party irrevocably and unconditionally waives any right it may have to rescind this Agreement.

Section 14.19. Amendment or Modification.

No interpretation, modification, amendment, change, termination, or waiver of any provision of this Agreement shall be binding upon a party unless in writing and executed by the other Party. No modification, waiver, termination, revision, discharge, or cancellation of any right or claim under this Agreement shall affect the right of any party hereto to enforce any other claim or right hereunder,

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date and year first-above written.

“Seller”		“Buyer”

Jubail Chevron Phillips Company		Director, Dow Europe GmbH

By:	/s/ Elija Andjelich,	By:
	Elija Andjelich,	Name:
	Executive President	Title: Global Bros. President

Styrene Baseload Sale And Purchase Agreement	Page 28
(between JCP and Dow Europe)
Effective Date: June 30, 2004

List of Exhibits

Exhibit A	Styrene Specification and Analytical Testing Methods

Exhibit B	Sample Calculations – Styrene Price, Monthly Shortfall Payment and Annual Shortfall Payment

Exhibit C	Form of Guarantee (Dow)

Exhibit D	Form of Guarantee (for SIIG and CPChem)

Styrene Baseload Sale And Purchase Agreement	Page 29
(between JCP and Dow Europe)
Effective Date: June 30, 2004

Exhibit A

Styrene Specification and Analytical Testing Methods

Component		Test Method	Specification
Styrene Purity	[*****]	[*****]	[*****]
Benzene	[*****]	[*****]	[*****]
Ethylbenzene	[*****]	[*****]	[*****]
Phenylacetylene	[*****]	[*****]	[*****]
Cumene	[*****]	[*****]	[*****]
Chlorides (as CI)	[*****]	[*****]	[*****]
Total Sulfur	[*****]	[*****]	[*****]
Water	[*****]	[*****]	[*****]
Polymer	[*****]	[*****]	[*****]
TBC	[*****]	[*****]	[*****]
Aldehydes (as Benzaldehydes)	[*****]	[*****]	[*****]
Peroxides (as Benzoylperoxides)	[*****]	[*****]	[*****]
Color	[*****]	[*****]	[*****]

Styrene Baseload Sale And Purchase Agreement	Page A - 1
(between JCP and Dow Europe)
Effective Date: June 30, 2004

Exhibit B

Sample Calculations

For Styrene Price, Monthly Shortfall Payment and Annual Shortfall Payment

[*****]

Styrene Baseload Sale And Purchase Agreement	Page B - 1
(between JCP and Dow Europe)
Effective Date: June 30, 2004

[*****]

Styrene Baseload Sale And Purchase Agreement	Page B - 2
(between JCP and Dow Europe)
Effective Date: June 30, 2004

Exhibit C

Form of Guarantee (Dow)

[Date]

Jubail Chevron Phillips Company

Attn: Mr. Elija Andjelich, Executive President

P.O. Box 10806

Jubail Industrial City 31961, Saudi Arabia

Mr. Andjelich:

Re: Guarantee

The Dow Chemical Company (the “Guarantor”) hereby irrevocably and unconditionally guarantees the prompt payment when due by Dow Europe GmbH (“Dow Europe”), a Swiss company that is indirectly owned one hundred percent (100%) by Guarantor, of invoices relating to purchases of Styrene by Dow Europe from Jubail Chevron Phillips Company (“JCP”) pursuant to the Styrene Baseload Sale and Purchase Agreement dated as of [date] (the “Agreement”) between Dow Europe and JCP; provided, however, that Guarantor’s total aggregate liability hereunder is limited to [*****] (the “Cap”).

If Dow Europe fails to pay or otherwise discharge any obligation it has when due with respect to invoices issued by JCP to Dow Europe for Styrene delivered to Dow Europe pursuant to the Agreement, Guarantor will, within 5 days of Guarantor’s receipt of your written demand, forthwith discharge the same and will pay JCP the amount of any such unpaid invoices up to the amount of the Cap. All monies payable under this Guarantee shall be made to JCP in such manner and to such account as JCP may from time to time direct in writing and shall be paid in full without any deduction or withholding of any kind including, without limitation, for any tax (save as required by law). Any notices required hereunder shall be sent as follows: if to JCP, to the address indicated above; and if to Guarantor, to The Dow Chemical Company 2030 Dow Center, Midland MI 48674 USA, Attention: Treasurer. In addition, Guarantor agrees to pay JCP all reasonable and properly documented out-of-pocket legal fees and expenses incurred by JCP in connection with the enforcement of this guarantee.

The Guarantor hereby agrees that it shall not be necessary, as a condition to enforce this guarantee, that suit be first instituted against Dow Europe or that any rights or remedies against Dow Europe be first exhausted. Rather, it is understood and agreed, that the liability of the Guarantor hereunder shall be primary, direct and, subject to any valid defenses of Dow Europe under the Agreement, unconditional.

This guarantee shall terminate upon the earlier of (a) the termination of the Agreement, or (b) the payment by Guarantor of the Cap amount. Such termination under (a) above shall not, however, affect or reduce Guarantor’s obligation hereunder with respect to invoices related to Styrene delivered to Dow Europe under the Agreement prior to such termination.

Styrene Baseload Sale And Purchase Agreement	Page C - 1
(between JCP and Dow Europe)
Effective Date: June 30, 2004

Neither party shall assign or otherwise transfer any of its respective duties or obligations under this Guarantee without the prior written consent of the other party. The Guarantor agrees that this guarantee shall be construed under the laws of the State of New York, U.S.A.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

THE DOW CHEMICAL COMPANY

F. Ruiz
Vice President Treasurer

Styrene Baseload Sale And Purchase Agreement	Page C - 2
(between JCP and Dow Europe)
Effective Date: June 30, 2004

Exhibit D

Form of Guarantee (for SIIG and CPChem)

[Date]

Dow Europe GmbH

Attn: Geoff Tegg,

____________

____________

Mr. Tegg:

Re: Guarantee

Each of Chevron Phillips Chemical Company LLC (“Chevron Phillips”) and Saudi Industrial Investment Group (“SIIG”) (individually, the “Guarantor” and collectively, the Guarantors) hereby irrevocably and unconditionally guarantee, on a several basis (not joint) apportioned in accordance with each Guarantor’s respective percentage ownership in Jubail Chevron Phillips Company (“JCP”), the prompt payment when due by JCP, a Saudi Arabian company, of certain obligations (specified below) arising under the Styrene Baseload Sale and Purchase Agreement dated as of [date] (the “Agreement”) between Dow Europe GmbH (“Dow Europe”) and JCP.

If JCP fails to pay or otherwise discharge any obligation it has when due with respect to achievement of commercial production for Commencement Date, including Sections 2.2(b) or 3.2 of the Agreement, Guarantors will, within 5 days of each Guarantor’s receipt of your written demand, forthwith discharge the same and will pay (on a several basis) Dow Europe the amount of any such unpaid obligation, but limited to the amount of any applicable cap set forth by the Agreement (“Cap”). All monies payable under this Guarantee shall be made to Dow Europe in such manner and to such account as Dow Europe may from time to time direct in writing and shall be paid in full without any deduction or withholding of any kind including, without limitation, for any tax (save as required by law). Any notices required hereunder shall be sent as follows: if to Dow Europe, to the address indicated above; if to Chevron Phillips, to Chevron Phillips Chemical Company LLC, Attn: Vice President and Treasurer, 10001 Six Pines Drive, The Woodlands Texas 77380; and if to SIIG, to Saudi Industrial Investment Group, Attn: Managing Director, Olaya, Mousa Ben Nussair St., P.O. Box 99833, Riyadh 11625, Saudi Arabia. In addition, Guarantors agree to pay Dow Europe all reasonable and properly documented out-of-pocket legal fees and expenses incurred by Dow Europe in connection with the enforcement of this guarantee.

The Guarantors hereby agree that it shall not be necessary, as a condition to enforce this guarantee, that suit be first instituted against JCP or that any rights or remedies against JCP be first exhausted. Rather, it is understood and agreed, that the liability of the Guarantors hereunder shall be primary, direct and, subject to any valid defenses of JCP under the Agreement, unconditional.

This guarantee shall terminate upon the earlier of (a) the achievement of commercial production of styrene by JCP in the event that any and all obligations guaranteed hereunder

Styrene Baseload Sale And Purchase Agreement	Page D - 1
(between JCP and Dow Europe)
Effective Date: June 30, 2004

have been either paid or discharged, or (b) the payment by each Guarantor of the respective Cap amount (except in situations where the Cap does not apply). Such termination under (a) above shall not, however, affect or reduce Guarantors’ obligation hereunder with respect to obligations arising prior to such termination.

Neither party shall assign or otherwise transfer any of its respective duties or obligations under this Guarantee without the prior written consent of the other party. The Guarantors agree that this guarantee shall be construed under the laws of the State of New York, U.S.A.

Notwithstanding any other provision of this guarantee, the rights and obligations of each Guarantor hereunder are several (not joint), apportioned in accordance with each Guarantor’s respective percentage ownership in JCP; provided however that the Guarantors’ combined respective percentages shall in all circumstances add up to 100%. Neither Guarantor is responsible for the obligations of the other Guarantor, and failure by one Guarantor to perform its obligations hereunder shall not affect the rights or obligations of the other Guarantor.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

By:
J. M. McKee,
Vice President and Treasurer

SAUDI INDUSTRIAL INVESTMENT GROUP

By:
Abdul Aziz Zaid Al-Quraishi,
Chairman

Styrene Baseload Sale And Purchase Agreement	Page D - 2
(between JCP and Dow Europe)
Effective Date: June 30, 2004